UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
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1.   Name and Address of Reporting Person*

 Hengel                         Ann                     H.
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   (Last)                           (First)             (Middle)

445 Minnesota Street  Suite 2000
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                                    (Street)

St. Paul                MN              55101
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

 Bremer Financial Corporation
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

February 06, 2003
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5.   If Amendment, Date of Original (Month/Day/Year)

N/A
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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     __Risk Management Director_____________________________________________
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7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                           5.
                                                                                           Amount of      6.
                                                             4.                            Securities     Owner-
                                                             Securities Acquired (A) or    Beneficially   ship
                                       2A.          3.       Disposed of (D)               Owned          Form:     7.
                        2.         Deemed       Transaction  (Instr. 3, 4 and 5)           Following      Direct    Nature of
                        Trans-     Execution    Code         ----------------------------- Reported       (D) or    Indirect
1.                      action     Date, if     (Instr. 8)                  (A)            Transaction(s) Indirect  Beneficial
Title of Security       Date       any          ------------                 or            (Instr. 3 &    (I)       Ownership
(Instr. 3)              (mm/dd/yy) (mm/dd/yy)    Code  V     Amount   (D)    Price         Instr.4)       (Instr.4) (Instr.4)
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Class A Common          02/06/03                 P           4.805    A      36.17         118.7720       I         Bremer 401K Plan
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Class A Common          02/06/03   N/A           M           1,243.0  A      36.17         2,493.000      D         N/A
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Class A Common                                                                             28.978         I         Bremer ESOP
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)          Amount    ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------          or        Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-          Number    ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion             of        (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title   Shares    5)      4)        4)       4)
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Right to     $36.17  02/06/03 N/A      M               1,243  01/15/03 02/07/03 Class A 1,243.000         0         N/A      N/A
Buy                                                                             Common
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Explanation of Responses:


 /s/ Ann H. Hengel                                       February 06, 2003
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      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.